INSURED PERSONS  RICHARD ROE AND
                    MARGARET ROE                         [GRAPHIC OMITTED]

   POLICY OWNER (S) RICHARD ROE AND MARGARET ROE
                                                         JOINT SURVIVORSHIP
                                                         VARIABLE LIFE
     POLICY NUMBER  XX XXX  XXX                          INSURANCE POLICY



                      AXA EQUITABLE LIFE INSURANCE COMPANY
          HOME OFFICE: 1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK
WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

       FLEXIBLE PREMIUM JOINT SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY
This is a flexible premium joint survivorship variable life insurance policy which provides for insurance payable upon the death of the second of the insured persons to die. You can, within limits:
  o  make premium payments at any time and in any amount;
  o  reduce the base policy face amount;
  o  change the death benefit option;
  o change the allocation of net premiums and deductions among your investment options; and
  o  transfer amounts among your investment options.

IF THE DEATH BENEFIT OPTION OF THIS POLICY WHEN ISSUED IS OPTION A, THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE NO LAPSE GUARANTEE PERIOD SHOWN ON PAGE 3 PROVIDED THAT PREMIUMS ARE PAID IN ACCORDANCE WITH THE NO LAPSE GUARANTEE PROVISION, THE DEATH BENEFIT OPTION IS ALWAYS OPTION A, AND ANY OUTSTANDING POLICY LOAN AND ACCRUED LOAN INTEREST DOES NOT EXCEED THE POLICY ACCOUNT VALUE. THE NO LAPSE GUARANTEE DOES NOT APPLY IF THE DEATH BENEFIT OPTION OF THIS POLICY IS OR WAS AT ANY TIME EVER OPTION B.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the minimum guaranteed interest rate shown on Page 3 of this policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE DEATH BENEFIT PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE IT. IF YOU DO THIS, WE WILL REFUND THE PREMIUMS THAT WERE PAID MINUS ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and AXA Equitable Life Insurance Company.


[OBJECT OMITTED]                         [GRAPHIC OMITTED]
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel




08-100

Contents
--------
                                            How Benefits are Paid 15
Policy Information 3
                                            Other Important Information 16
Table of Maximum Monthly Cost of
Insurance Rates Per $1000 of Base Policy
Net Amount At Risk  4

Those Who Benefit from this Policy 5

The Insurance Benefit We Pay 5

Reducing the Face Amount of the Base        IN THIS POLICY:                           ADMINISTRATIVE OFFICE:
Policy or Changing the Death Benefit        ---------------                           ----------------------
Option 6                                    "We," "our" and "us" mean AXA             The address of our Administrative
                                            Equitable Life Insurance Company.         Office is shown on Page 3 -
The Premiums You Pay 7                                                                Continued. You should send
                                            "You" and "your" mean the owner of        correspondence to that office.
Your Policy Account and How it              this policy at the time an owner's        Premium payments should be sent to
Works 8                                     right is exercised.                       the address listed on your billing
                                                                                      notice.
Your Investment Options 9                   Unless otherwise stated, all references
                                            to interest in this policy are
The Value of Your Policy Account 10         effective annual rates of interest.

The Cash Surrender Value of
this Policy 12

How a Loan Can Be Made 13
                                            Attained age means age on the birthday
Our Separate Account(s) (SA) 14             nearest to the beginning of the current   Copies of the application for this
                                            policy year.                              policy and any additional benefit
Our Annual Report to You 15                                                           riders are attached to the policy.


                                INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Maximum Deductions from Premium Payments in the "Policy Information" section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates that will never be less than the minimum guaranteed interest rate shown on Page 3 of this policy. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the "Death Benefit" provision.

If the death benefit option of this policy when issued is Option A, this policy is guaranteed not to lapse during the No Lapse Guarantee period shown on Page 3 provided that premiums are paid in accordance with the No Lapse Guarantee provision, the death benefit option is always Option A, and any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value. The No Lapse Guarantee does not apply if the death benefit option of this policy is or was at any time ever Option B.

The insurance benefit of this policy is payable upon the death of the second of the insured persons to die while this policy is in force. No benefit is payable upon death of the first of the insured persons to die.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.


08-100

                               POLICY INFORMATION
INSURED PERSONS            RICHARD ROE AND MARGARET ROE

POLICY OWNER (S)           RICHARD ROE AND MARGARET ROE

FACE AMOUNT
OF BASE POLICY             $200,000

DEATH BENEFIT              OPTION A (SEE PAGE 5)                                SEPARATE ACCOUNT FP

POLICY NUMBER              XX XXX   XXX                                    ISSUE AGE, SEX:  35 MALE
30 FEMALE

BENEFICIARY                SEE PAGE 5                                                     30 FEMALE

REGISTER DATE              FEBRUARY 14, 2008               RATING CLASS: PREFERRED/NON-TOBACCO USER

DATE OF ISSUE              FEBRUARY 14, 2008                             PREFERRED/NON-TOBACCO USER


THE LIFE INSURANCE QUALIFICATION TEST IS THE CASH VALUE ACCUMULATION TEST.

THE MINIMUM BASE POLICY FACE AMOUNT IS $200,000.

A MINIMUM INITIAL PREMIUM PAYMENT OF $100.00 DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $100.00 IS PAYABLE QUARTERLY.

THE MINIMUM GUARANTEED INTEREST RATE WE CREDIT TO THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN OUR GIA IS 2% PER YEAR.

THE NO LAPSE GUARANTEE PERIOD IS 20 YEARS FROM THE REGISTER DATE. SEE THE NO LAPSE GUARANTEE PROVISION.

SEE PAGE 3 - CONTINUED FOR THE TABLE OF GUARANTEE PREMIUMS.

THE ADDITIONAL BENEFIT RIDERS LISTED BELOW, IF ANY, ARE INCLUDED IN THIS POLICY:










THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE DURING THE LIFETIME OF THE LAST SURVIVING INSURED PERSON. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTION;
(3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.






                                  (SIL LEGACY)

08-100-3                             PAGE 3
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                           TABLE OF GUARANTEE PREMIUMS



     BENEFITS                    MONTHLY PREMIUM                  PREMIUM PERIOD
     --------                    ---------------                  --------------

NO LAPSE GUARANTEE                   $17.27                          20 YEARS





































YOU CAN, WITHIN LIMITS, MAKE PREMIUM PAYMENTS AT ANY TIME AND IN ANY AMOUNT. HOWEVER, THE MONTHLY PREMIUMS SHOWN ABOVE ARE USED TO DETERMINE WHETHER THE NO LAPSE GUARANTEE BENEFIT IS IN EFFECT AS DESCRIBED IN THE "GRACE PERIOD" PROVISION.





                                  (SIL LEGACY)

08-100-3                       PAGE 3 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            -----------------   TABLE OF MAXIMUM   -----------------

                        DEDUCTIONS FROM PREMIUM PAYMENTS



         PREMIUM CHARGE:

               WE DEDUCT AN AMOUNT NOT TO EXCEED 10%  FROM EACH PREMIUM PAYMENT.



































ADMINISTRATIVE OFFICE:

                      AXA EQUITABLE LIFE INSURANCE COMPANY
                           NATIONAL OPERATIONS CENTER
                        10804 BALLANTYNE COMMONS PARKWAY
                               CHARLOTTE, NC 28277

                                 (800) 777-6510








                                  (SIL LEGACY)

08-100-3                       PAGE 3 - CONTINUED

                               POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                               ------------    TABLE OF MAXIMUM MONTHLY    ------------
                                         DEDUCTIONS FROM YOUR POLICY ACCOUNT


                                                                                                          PERIOD
                                                                                                          ------

BASE POLICY COST OF                   MAXIMUM MONTHLY COST OF INSURANCE RATE FOR THE BASE POLICY          70 YEARS
INSURANCE CHARGE                      (SEE PAGE 4) TIMES THOUSANDS OF BASE POLICY NET AMOUNT AT
                                      RISK.

BASE POLICY                           FIRST POLICY YEAR: $0.0650 FOR EACH $1000 OF INITIAL BASE           1 YEAR
ADMINISTRATIVE CHARGE                 POLICY FACE AMOUNT PLUS $20.

                                                SECOND THROUGH TENTH POLICY YEARS:                        9 YEARS
                                             $0.0650 FOR EACH $1000 OF CURRENT BASE
                                              POLICY FACE AMOUNT (BUT NOT MORE THAN
                                            THE INITIAL BASE POLICY FACE AMOUNT) PLUS
                                                   AN AMOUNT NOT TO EXCEED $10.

                                              ELEVENTH AND SUBSEQUENT POLICY YEARS:                       60 YEARS
                                                  AN AMOUNT NOT TO EXCEED $10.

MORTALITY AND EXPENSE                        AN AMOUNT NOT TO EXCEED 0.04583% OF THE                      ALL YEARS
RISK CHARGE                                   AMOUNT OF YOUR POLICY ACCOUNT THAT IS
                                             THEN ALLOCATED TO THE INVESTMENT FUNDS
                                                    OF OUR SEPARATE ACCOUNT.

























                                  (SIL LEGACY)

08-100-3                       PAGE 3 - CONTINUED

                                POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                       -----------  TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES  -----------
                                      PER $1,000 OF BASE POLICY NET AMOUNT AT RISK



   POLICY YEAR               RATE              POLICY YEAR             RATE               POLICY YEAR               RATE

        1                   0.00008                26                 0.06208                  51                  3.60925
        2                   0.00017                27                 0.07567                  52                  4.14675
        3                   0.00033                28                 0.09217                  53                  4.74750
        4                   0.00050                29                 0.11217                  54                  5.36833
        5                   0.00075                30                 0.13533                  55                  6.03392

        6                   0.00100                31                 0.16208                  56                  6.75058
        7                   0.00133                32                 0.19292                  57                  7.40075
        8                   0.00167                33                 0.22825                  58                  8.25708
        9                   0.00217                34                 0.26858                  59                  9.14525
        10                  0.00267                35                 0.31458                  60                 10.07708

        11                  0.00333                36                 0.36942                  61                 10.93717
        12                  0.00408                37                 0.43367                  62                 11.38833
        13                  0.00500                38                 0.51267                  63                 12.17900
        14                  0.00600                39                 0.60375                  64                 13.33342
        15                  0.00708                40                 0.70775                  65                 14.79992

        16                  0.00858                41                 0.82767                  66                 16.63058
        17                  0.01033                42                 0.96725                  67                 18.36867
        18                  0.01258                43                 1.13150                  68                 20.18008
        19                  0.01533                44                 1.32325                  69                 20.47642
        20                  0.01883                45                 1.54633                  70                 21.50850

        21                  0.02325                46                 1.80017                71 AND                0.00000
        22                  0.02867                47                 2.09133                 OVER
        23                  0.03517                48                 2.41292
        24                  0.04250                49                 2.77083
        25                  0.05133                50                 3.16683










                                  (SIL LEGACY)

08-100-4                             PAGE 4
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

            -------------  TABLE OF SURRENDER CHARGES  -------------
                     FOR THE INITIAL BASE POLICY FACE AMOUNT

      BEGINNING OF                           BEGINNING OF
         POLICY                                 POLICY
          YEAR               CHARGE              YEAR                 CHARGE
          ----               ------              ----                 ------

            1               $627.82               9                   $482.49
            2               $627.82               10                  $412.73
            3               $627.82               11                  $342.98
            4               $627.82               12                  $273.22
            5               $627.82               13                  $203.46
            6               $627.82               14                  $133.70
            7               $622.01               15                  $63.94
            8               $552.25          16 AND LATER              $0.00







A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE WITHIN THE FIRST FIFTEEN POLICY YEARS. THE SURRENDER CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE. THE SURRENDER CHARGE AT ANY TIME DURING THE FIRST SIX POLICY YEARS IS EQUAL TO THE BEGINNING OF POLICY YEAR CHARGE SHOWN ABOVE. STARTING IN POLICY YEAR SEVEN, THE SURRENDER CHARGE DECLINES UNIFORMLY IN EQUAL MONTHLY AMOUNTS UNTIL IT REACHES ZERO IN THE TWELFTH MONTH OF POLICY YEAR FIFTEEN.

IF THE BASE POLICY FACE AMOUNT IS REDUCED WITHIN THE FIRST FIFTEEN POLICY YEARS, A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE THE "SURRENDER CHARGES" PROVISION OF THIS POLICY FOR A DESCRIPTION OF THE SURRENDER CHARGE DEDUCTED FOR A FACE AMOUNT REDUCTION.
















                                  (SIL LEGACY)

08-100-4                       PAGE 4 - CONTINUED

                                    POLICY INFORMATION CONTINUED - POLICY NUMBER XX XXX XXX

                                   ---------- TABLE OF PERCENTAGES OF POLICY ACCOUNT --------

        YOUNGER INSURED                                                   YOUNGER INSURED
      PERSON'S ATTAINED AGE                 PERCENTAGE                 PERSON'S ATTAINED AGE                PERCENTAGE

               30                             961.2%                            65                            262.6%
               31                             924.8%                            66                            254.0%
               32                             889.8%                            67                            245.6%
               33                             856.1%                            68                            237.7%
               34                             823.7%                            69                            230.0%
               35                             792.6%                            70                            222.7%
               36                             762.7%                            71                            215.7%
               37                             734.0%                            72                            209.1%
               38                             706.4%                            73                            202.7%
               39                             679.8%                            74                            196.6%
               40                             654.3%                            75                            190.7%
               41                             629.7%                            76                            185.1%
               42                             606.2%                            77                            179.8%
               43                             583.5%                            78                            174.7%
               44                             561.7%                            79                            169.9%
               45                             540.7%                            80                            165.3%
               46                             520.6%                            81                            160.9%
               47                             501.3%                            82                            156.7%
               48                             482.8%                            83                            152.8%
               49                             465.0%                            84                            149.1%
               50                             448.0%                            85                            145.5%
               51                             431.6%                            86                            142.2%
               52                             415.9%                            87                            139.0%
               53                             400.9%                            88                            136.0%
               54                             386.5%                            89                            133.1%
               55                             372.7%                            90                            130.3%
               56                             359.5%                            91                            127.7%
               57                             346.8%                            92                            124.9%
               58                             334.7%                            93                            122.1%
               59                             323.0%                            94                            119.3%
               60                             311.9%                            95                            116.5%
               61                             301.2%                            96                            113.7%
               62                             290.9%                            97                            110.8%
               63                             281.1%                            98                            107.5%
               64                             271.7%                            99                            103.9%
                                                                           100 AND OVER                       101.0%

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the "death benefit" under the policy be less than the applicable percentage of the "cash surrender value" of the policy. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.


                                  (SIL LEGACY)

08-100-4                       PAGE 4 - CONTINUED

--------------------------------------------------------------------------------
THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured persons jointly and, after the death of the first of the insured persons to die, the surviving insured person, unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while at least one of the insured persons is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. While two or more persons own this policy jointly, the exercise of rights in the policy must be made by all jointly.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classified as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the second of the insured persons to die. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the second of the insured persons to die, we will pay the Insurance Benefit to such insured person's surviving children in equal shares. If none survive, we will pay such insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While either or both insured persons are living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your agent or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the second of the insured persons to die when we receive at our Administrative Office (1) proof that both insured persons died while this policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the second of the insured persons to die:

  o  the death benefit  described in the "Death Benefit"  provision;

  o  PLUS any other  benefits  then due from riders to this policy;

  o  MINUS any outstanding policy loan and accrued loan interest, or liens;

  o MINUS any overdue deductions from your Policy Account if the second of the insured persons to die dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the rate required by any applicable law in the jurisdiction in which this policy is delivered. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the "Policy Information" section.

Proof of the first death must be given to us when it occurs, even if no insurance benefits are to be paid at such time.

DEATH BENEFIT. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the second of the insured persons to die.







08-100-5                                                                  PAGE 5

Under Option A, the death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.

Under Option B, the death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the second of the insured persons to die; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the Table of Percentages of Policy Account (see Page 4-Continued) for the younger insured person's age (nearest birthday) at the beginning of the policy year of determination.

NO LAPSE GUARANTEE. This policy is guaranteed not to lapse during the No Lapse Guarantee period shown on Page 3 provided that (a) at the beginning of each policy month the sum of premium payments accumulated at 3.5% per year, less any partial withdrawals accumulated at 3.5% per year, is at least equal to the sum of the monthly No Lapse Guarantee Premium(s) and guarantee premiums for any additional benefit riders shown on Page 3 - Continued, accumulated at 3.5% per year, (b) the death benefit option is always Option A, and (c) any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value. Certain policy changes after issue will change the No Lapse Guarantee Premium(s); however, they will not start a new guarantee period. THE NO LAPSE GUARANTEE APPLIES ONLY IF THE DEATH BENEFIT OPTION OF THIS POLICY WHEN ISSUED IS OPTION A; FURTHERMORE, THE GUARANTEE WILL TERMINATE ON THE EFFECTIVE DATE OF A CHANGE TO DEATH BENEFIT OPTION B DURING THE GUARANTEE PERIOD.

COVERAGE AFTER AGE 100. If the policy is in force on the policy anniversary nearest the 100th birthday of the younger insured person (or if that person is not then living, on the policy anniversary nearest what would have been the 100th birthday of the younger insured person), it will remain in force during the lifetime of either or both insured persons subject to the "Policy Loan" provision. The death benefit will continue to be determined as described in the Death Benefit provision. No premium payments, partial withdrawals, reductions in face amount or changes in death benefit option will be permitted after the policy anniversary nearest the 100th birthday of the younger insured person; however, policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after the policy anniversary nearest the 100th birthday of the younger insured person. This policy may not qualify as life insurance if it is continued beyond the policy anniversary nearest the 100th birthday of the younger insured person and may be subject to adverse tax consequences. You should consult a tax advisor prior to continuing coverage beyond that time.



--------------------------------------------------------------------------------
REDUCING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT OPTION

You may reduce the face amount or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. After the second policy year and prior to the policy anniversary nearest the 100th birthday of the younger insured person, you may ask us to reduce the base policy face amount. The base policy face amount after the reduction must not be less than the minimum base policy face amount shown on Page 3 of this policy. Any such reduction in the face amount may not be less than $10,000. If you reduce the base policy face amount before the end of any period during which a surrender charge is applicable as shown in the "Policy Information" section, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account; see the "Surrender Charges" provision for more information.

2. After the second policy year, you can change your death benefit option. Any requested change to death benefit Option B must be made prior to the policy anniversary nearest the 86th birthday of the younger insured person. Any requested change to death benefit Option A must be made prior to the policy anniversary nearest the 100th birthday of the younger insured person. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect. However, we will decline to make such change if it would reduce the base policy face amount to less than the minimum base policy face amount shown on Page 3 of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.





08-100-5                                                                  PAGE 6

3. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.

5. You may ask for a change by completing an application for change, which you can get from your agent or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.

--------------------------------------------------------------------------------
THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the "Policy Information" section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. While this policy is in force, other premiums may be paid at our Administrative Office at any time prior to the policy anniversary nearest the 100th birthday of the younger insured person. We will furnish a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the "Policy Information" section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the "Monthly Deductions" provision, with a further extension of coverage as described in the "Grace Period" provision.

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the Policy Account, as described in the "Death Benefit" provision), unless you provide satisfactory evidence of insurability for the insured persons or surviving insured person and it would not cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

GRACE PERIOD. At the beginning of each policy month, we compare the Net Policy Account Value (this is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest) to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, but the No Lapse Guarantee is in effect, we will perform the following calculations to determine whether the policy is in default:

1. Determine the No Lapse Guarantee Premium fund. The No Lapse Guarantee Premium fund for any policy month is the accumulation of all the monthly no lapse guarantee premiums and guarantee premiums for any additional benefit riders, shown on Page 3-Continued, accumulated at 3.5% per year, from the Register Date of the policy up to that month.

2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received, accumulated at 3.5% per year, minus all withdrawals, accumulated at 3.5% per year, from the Register Date of the policy up to that month.

3. If the result in Step 2 is greater than or equal to the result in Step 1, and any outstanding policy loan and accrued loan interest does not exceed the Policy Account Value, the policy is not in default. The No Lapse Guarantee will be in effect and monthly deductions will be taken up to the amount in the Policy Account.





08-100-7                                                                  PAGE 7

4. If the result in Step 2 is less than the result in Step 1, or if the result in Step 2 is greater than or equal to the result in Step 1 but an outstanding policy loan and accrued loan interest exceeds the Policy Account Value, the policy is in default as of the first day of that policy month. This is the date of default.

If the No Lapse Guarantee was never applicable or is no longer in effect, the calculations described above are not performed. In that case, if the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested  amount before the end of the grace period,  but the
Net Policy Account Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61 day grace period has begun and request an additional payment.

If the second of the insured persons to die dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may restore policy benefits if both insured persons are alive or if one insured person is alive and the policy ended without value after the death of the other insured person. In order to restore benefits, you must:

  1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

  2. Provide evidence of insurability satisfactory to us; and

  3. Make the required payment. The required payment will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We must receive the required payment while at least one insured person is alive. We will deduct the premium charge from the required payment. The Policy Account on the date of restoration will be equal to the balance of the required payment.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will start to make monthly deductions again as of the effective date of restoration. The schedule of surrender charges that was applicable on the date of default will also be applicable to the restored policy. Any remaining No Lapse Guarantee period as measured from the policy Register Date will not be restored if this policy is restored.

We reserve the right to decline to restore this policy if it would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us. We also reserve the right to decline a restoration that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables. See "Policy Changes -Applicable Tax Law" provision for more information.

--------------------------------------------------------------------------------
YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract an amount not to exceed the premium charge shown in the Table of Maximum Deductions from Premium Payments in the "Policy Information" section and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the "Policy Information" section, is received at our Administrative Office.



08-100-7                                                                  PAGE 8

MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the charges described below. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly deductions commence as of the Register Date. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

o  the monthly administrative charge;

o  the monthly mortality and expense risk charge;

o  the monthly cost of insurance for the insured persons; and

o  the monthly cost of any benefits provided by riders to this policy.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the "Policy Information" section. The net amount at risk at any time is the death benefit (calculated as of that time) minus the amount in your Policy Account at that time.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1000 of Base Policy Net Amount at Risk on Page 4.

No deduction is made (except for the mortality and expense risk charge) after the policy anniversary nearest the 100th birthday of the younger insured person.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the end of any period during which a surrender charge is applicable as shown in the "Policy Information" section, you give up this policy for its Net Cash Surrender Value or you reduce the base policy face amount.

o  We deduct a charge for certain transfers (see "Transfers" provision).

--------------------------------------------------------------------------------
YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You  may  change  such   allocation   percentages   by  written  notice  to  our
Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. Transfer requests must be in writing and delivered by U.S. mail to our Administrative Office unless we accept an alternative form of communication (such as internet, fax, or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you used such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA or if an investment fund of our SA informs us that your transfer activity violated its policies and procedures.




08-100-9                                                                  PAGE 9

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5. restrict  or  prohibit   transfers  in  connection  with  the  execution  of
instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we or the management of an investment fund of our SA are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.

At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the business day we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of
(a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date or (c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

--------------------------------------------------------------------------------
THE VALUE OF YOUR POLICY ACCOUNT
The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.






08-100-9                                                                 PAGE 10

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than the minimum guaranteed interest rate shown on Page 3 of this policy. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of this policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 1% less than the loan interest rate we charge. In no event will we credit less than the minimum guaranteed interest rate shown on Page 3 of this policy.

On each policy anniversary, and at any time you repay all of a policy loan, we will allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.



We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.








08-100-11                                                                PAGE 11

--------------------------------------------------------------------------------
THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while either or both insured persons are living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:


1. A statement that makes it clear that you intend to surrender the policy;

2. The policy number of the policy to be surrendered;

3. The names of the insured persons and your name (if other than the insured persons) and address where proceeds should be mailed;

4. Your signature and, if required by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.



SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value before the end of any period during which a surrender charge is applicable as shown in the "Policy Information" section, we will subtract a surrender charge from your Policy Account. A table of surrender charges for the initial base policy face amount is in the "Policy Information" section.

If the base policy face amount is reduced before the end of any period during which a surrender charge is applicable as shown in the "Policy Information" section, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Any deductions for surrender charges will be made in accordance with the "Allocations" provision. We will send you a new "Policy Information" section in the event of a reduction in the base policy face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge immediately before the reduction. The proportionate surrender charge will not exceed the unloaned Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the table in the "Policy Information" section will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change of the death benefit option.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.











08-100-11                                                                PAGE 12

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year while this policy is in force, you may ask for a partial Net Cash Surrender Value withdrawal while either or both insured persons are living. Such request must be made prior to the policy anniversary nearest the 100th birthday of the younger insured person. You may send your written request for a partial Net Cash Surrender Value withdrawal to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. We will decline a request for a partial Net Cash Surrender Value withdrawal if this would cause a decrease in the base policy face amount to less than the minimum base policy face amount shown on Page 3 of this policy.

A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit. The death benefit after the withdrawal will be determined as described in the "Death Benefit" provision based on the Policy Account and the base policy face amount after the withdrawal. There will be no proportionate surrender charge due to a decrease in base policy face amount resulting from a partial withdrawal.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new "Policy Information" section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------
HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least $500. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

CARRY OVER LOANS. If this policy was issued based, in whole or in part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us subject to our rules then in effect will be put into the loaned portion of your Policy Account. For purposes of determining any premium charge as shown in the Table of Maximum Deductions from Premium Payments in the "Policy Information" section, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the "Right to Examine Policy" provision, we will subtract any outstanding policy loan and accrued loan interest from that refund.



LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.



08-100-13                                                                PAGE 13

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) the minimum guaranteed interest rate shown on Page 3 of this policy plus 1% per year. "Published
Monthly Average" means the Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered.

We will determine the rate for each policy at regular intervals at least once every twelve (12) months but not more frequently than once in every three (3) month period. No change in the rate shall be less than 1/2 of 1% per year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more. In no event will the maximum loan interest rate be greater than any applicable limitation required by the jurisdiction in which this policy is delivered. We reserve the right to establish a rate lower than the maximum.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while either or both of the insured persons are alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the "Grace Period" provision will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of the Policy Account may be different than the rate we credit to the unloaned portion of the Policy Account. See the "Your Value in our GIA" provision for more information.



..



--------------------------------------------------------------------------------
OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put into our SA to support this policy and other variable life insurance policies. Assets may be put into our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.


08-100-13                                                                PAGE 14

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

--------------------------------------------------------------------------------
OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any outstanding policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.














08-100-15                                                                PAGE 15

--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional "Policy Information" sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this policy or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the face amount, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages referred to in the "Death Benefit" provision), or to require additional premium payments, or to make distributions from this policy or to change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. We also reserve the right to decline any change that may cause this policy to lose its ability to be tested for Federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.


CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance rates, the premium charge and the base policy administrative charge) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, with respect to each insured person, in the absence of fraud we will not contest the validity of this policy after it has been in effect during the lifetime of that insured person for two years from the date of issue shown in the "Policy Information" section. At the end of the second policy year, we will mail you a notice requesting that you tell us if either insured person has died. Failure to tell us of the death of an insured person will not avoid a contest, if we have basis to contest the policy, even if the policy is still in force.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured persons or insured person living at the time the change or restoration takes effect.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.











08-100-15                                                                PAGE 16

FRAUD EXCEPTION. As the term is used in this policy, fraud shall mean false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed.



WHAT IF AGE OR SEX HAS BEEN MISSTATED? If either or both insured persons' age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct ages and sexes.



HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the second of the insured persons to die commits suicide (while sane or insane) within two years after date of issue shown in the "Policy Information" section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any outstanding policy loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the Death Benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the "Policy Information" section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2. Determination and payment of any death benefit in excess of the face amount;

3. Payment of loans (except when used to pay premiums to us);

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at a rate that is not less than the minimum guaranteed interest rate shown on Page 3 of this policy, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We use the 2001 Commissioners' Standard Ordinary Male or Female, Smoker or Non-Smoker Ultimate Age Nearest Birthday Mortality Tables as the basis for determining maximum cost of insurance rates, net single premiums and minimum cash surrender values. We take account of the sex, issue age, class of risk and tobacco user status of each insured person and of the policy year. However, the maximum cost of insurance rates, net single premiums, and minimum cash surrender values for the base policy do not vary by class of risk of insured persons for risk classifications of Standard or better.

The minimum guaranteed interest rate we credit to the portion of your Policy Account in our GIA is shown on Page 3 of this policy.





08-100-17                                                                PAGE 17

CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES. If you are being charged tobacco user rates, you may apply for non-tobacco user rates for either or both insured persons. The change, if approved, may result in lower future cost of insurance rates beginning on the effective date of a change to non-tobacco user rates. However, cost of insurance rates depend on the rating classification of both insured persons even if only one survives at the time of the application for change.

Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for non-tobacco user rates. The change will be based upon our general underwriting rules in effect at the time of application, and may include criteria with respect to both insured persons or the surviving insured person other than tobacco use status as well as a definition of tobacco use different from that applicable at the time this policy was issued.

The change to non-tobacco user rates, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change to non-tobacco user rates will be contestable; however, in the absence of fraud. we will not contest the change after it has been in effect for two years during the lifetime of the insured person or insured persons living at the time the change took effect. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at tobacco user rates.

CHANGE IN RISK CLASSIFICATION. Either or both insured persons may be eligible for a more favorable risk classification, if available. Upon request made to our Administrative Office, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those applicable at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates beginning on the effective date of the change. However, cost of insurance rates depend on the rating classification of both insured persons even if only one survives at the time of the application for change.

The change in risk classification, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new "Policy Information" section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person or insured persons living at the time the change took effect. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We reserve the right to charge up to $25 for each additional illustration requested in a policy year.











08-100-17                                                                PAGE 18

AXA EQUITABLE
LIFE INSURANCE COMPANY

Home Office: 1290 Avenue of the Americas, New York, New York 10104


           Flexible Premium Joint Survivorship Variable Life Insurance Policy. The Insurance Benefit is payable upon the death of the second of the insured persons to die while this policy is in force. Premiums may be paid while both or either insured person is living and before the policy anniversary nearest the 100th birthday of the younger insured person. Values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a separate account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.




































08-100